Exhibit 99.7

RISK FACTORS

Risk Factors Related to Desert Peak

Risks Related to Desert Peak’s Business

Desert Peak’s producing properties are located in the Permian Basin, making it vulnerable to risks associated with operating in a single geographic area.

All of Desert Peak’s producing properties are currently geographically concentrated in the Permian Basin. As a result of this concentration, Desert Peak may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of the processing or transportation of crude oil, natural gas or NGLs. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic crude oil and natural gas producing areas such as the Permian Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of Desert Peak’s portfolio of properties, a number of its properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on its results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on Desert Peak’s financial condition and results of operations.

As a result of Desert Peak’s exclusive focus on the Permian Basin, it may be less competitive than other companies in bidding to acquire assets that include properties both within and outside of that basin. Although Desert Peak is currently focused on the Permian Basin, it may from time to time evaluate and consummate the acquisition of asset packages that include ancillary properties outside of that basin, which may result in the dilution of its geographic focus.

If the E&P operators of Desert Peak’s properties suspend its right to receive royalty payments due to title or other issues, Desert Peak’s business, financial condition, results of operations and cash flows may be adversely affected.

Desert Peak depends in part on acquisitions to grow its reserves, production and cash generated from operations. In connection with these acquisitions, record title to mineral and royalty interests are conveyed to Desert Peak or its subsidiaries by asset assignment, and Desert Peak or its subsidiaries become the record owner of these interests. Upon such a change in ownership of mineral interests, and at regular intervals pursuant to routine audit procedures at each of Desert Peak E&P operators otherwise at its discretion, the E&P operator of the underlying property has the right to investigate and verify the title and ownership of mineral and royalty interests with respect to the properties it operates. If any title or ownership issues are not resolved to its reasonable satisfaction in accordance with customary industry standards, the E&P operator may suspend payment of the related royalty. If an E&P operator of Desert Peak’s properties is not satisfied with the documentation Desert Peak provide to validate Desert Peak’s ownership, such E&P operator may place Desert Peak’s royalty payment in suspense until such issues are resolved, at which time Desert Peak would receive in full payments that would have been made during the suspense period, without interest. Certain of Desert Peak’s E&P operators impose significant documentation requirements for title transfer and may keep royalty payments in suspense for significant periods of time. During the time that an E&P operator puts Desert Peak’s assets in pay suspense, Desert Peak would not receive the applicable mineral or royalty payment owed to Desert Peak from sales of the underlying oil or natural gas related to such mineral or royalty interest. If a significant amount of Desert Peak’s royalty interests are placed in suspense, its results of operations may be reduced significantly.

Title to the properties in which Desert Peak has an interest may be impaired by title defects.

Desert Peak is not required to, and under certain circumstances it may elect not to, incur the expense of retaining lawyers to examine the title to its royalty and mineral interests. In such cases, Desert Peak would rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before acquiring a specific royalty or mineral interest. The existence of a material title deficiency can render an interest worthless and can materially adversely affect Desert Peak’s results of operations, financial condition and cash flows. No assurance can be given that Desert Peak will not suffer a monetary loss from title defects or title failure. Additionally, undeveloped acreage has a greater risk of title defects than developed acreage. If there are any title defects in properties in which Desert Peak holds an interest, it may suffer a financial loss.

Desert Peak may experience delays in the payment of royalties and be unable to replace E&P operators that do not make required royalty payments, and it may not be able to terminate its leases with defaulting lessees if any of the E&P operators on those leases declare bankruptcy.

Desert Peak may experience delays in receiving royalty payments from its E&P operators, including as a result of delayed division orders received by its E&P operators. A failure on the part of the E&P operators to make royalty payments typically gives Desert Peak the right to terminate the lease, repossess the property and enforce payment obligations under the lease. If Desert Peak repossessed any of its properties, it would seek a replacement E&P operator. However, Desert Peak might not be able to find a replacement E&P operator and, if it did, it might not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, the outgoing E&P operator could be subject to a proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), in which case Desert Peak’s right to enforce or terminate the lease for any defaults, including non-payment, may be substantially delayed or otherwise impaired. In general, in a proceeding under the Bankruptcy Code, the bankrupt E&P operator would have a substantial period of time to decide whether to ultimately reject or assume the lease, which could prevent the execution of a new lease or the assignment of the existing lease to another E&P operator. For example, certain of Desert Peak’s E&P operators have recently commenced bankruptcy proceedings under the Bankruptcy Code and their future operations and ability to make royalty payments to us may be adversely affected by such proceedings. In the event that the E&P operator rejected the lease, Desert Peak’s ability to collect amounts owed would be substantially delayed, and its ultimate recovery may be only a fraction of the amount owed or nothing. In addition, if Desert Peak is able to enter into a new lease with a new E&P operator, the replacement E&P operator may not achieve the same levels of production or sell crude oil or natural gas at the same price as the E&P operator it replaced.

Desert Peak depends on various unaffiliated E&P operators for all of the exploration, development and production on the properties underlying its mineral and royalty interests. Substantially all of Desert Peak’s revenue is derived from royalty payments made by these E&P operators. A reduction in the expected number of wells to be drilled on Desert Peak’s acreage by these E&P operators or the failure of its E&P operators to adequately and efficiently develop and operate the wells on its acreage could have an adverse effect on its results of operations and cash flows.

Desert Peak’s assets consist of mineral and royalty interests. Because Desert Peak depends on third-party E&P operators for all of the exploration, development and production on its properties, it has little to no control over the operations related to its properties. For the year ended December 31, 2021, Desert Peak received revenue from 84 E&P operators, with approximately 73% coming from the top ten E&P operators on its properties, four of which each accounted for more than 10% of such royalty revenues. The failure of Desert Peak’s E&P operators to adequately or efficiently perform operations or an E&P operator’s failure to act in ways that are in Desert Peak’s best interests could reduce production and revenues. Furthermore, in response to the significant decrease in prices for crude oil during 2020, many of Desert Peak’s E&P operators substantially reduced their development activities in 2020. Generally, drilling and completion activity had not yet returned to pre-pandemic levels by the end of 2021. Additionally, certain investors have requested that operators adopt initiatives to return capital to investors, which could also reduce the capital available to Desert Peak’s E&P operators for investment in exploration, development and production activities. Desert Peak’s E&P operators may further reduce capital expenditures devoted to exploration, development and production on its properties in the future, which could negatively impact revenues it receives. The number of new wells drilled has decreased, and such slower development pace may continue in the future, especially as a consequence of the reductions in Desert Peak’s E&P operators’ capital expenditures. Moreover, over the last year, many of Desert Peak’s E&P operators have announced that they plan to drill fewer wells per section than previously anticipated, due in part to greater well-interference between parent and child wells than previously anticipated and an increased focus on overall capital efficiency in a low commodity price environment.

If production on Desert Peak’s mineral and royalty interests decreases due to decreased development activities, as a result of the low commodity price environment, limited availability of development capital, production-related difficulties or otherwise, Desert Peak’s results of operations may be adversely affected. For example, the amount of royalty payments Desert Peak received in 2020 from its E&P operators decreased due to the lower prices at which its E&P operators were able to sell production from its properties and reduced production activities by its E&P operators. Further, depressed commodity prices caused some of Desert Peak’s E&P operators to voluntarily shut in and curtail production from wells on its properties in 2020. Although most of these have come back online, an additional or extended period of depressed commodity prices may cause additional E&P operators to take similar action or even to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under more favorable pricing conditions, both of which would decrease the amount of royalty payments Desert Peak receives from its E&P operators. Desert Peak’s E&P operators are often not obligated to undertake any development activities other than those required to maintain their leases on Desert Peak’s acreage. In the absence of a specific contractual obligation, any development and production activities will be subject to their reasonable discretion (subject to certain implied obligations to develop imposed by the laws of some states). Desert Peak’s E&P operators could determine to drill and complete fewer wells on Desert Peak’s acreage than is currently expected. The success and timing of drilling and development activities on Desert Peak’s properties, and whether the E&P operators elect to drill any additional wells on Desert Peak’s acreage, depends on a number of factors that are largely outside of Desert Peak’s control, including:

•	the capital costs required for drilling activities by Desert Peak’s E&P operators, which could be significantly more than anticipated;

•	the ability of Desert Peak’s E&P operators to access capital;

•	prevailing commodity prices;

•	the availability of suitable drilling equipment, production and transportation infrastructure and qualified operating personnel;

•	the availability of storage for hydrocarbons, the E&P operators’ expertise, operating efficiency and financial resources;

•	approval of other participants in drilling wells;

•	the E&P operators’ expected return on investment in wells drilled on Desert Peak’s acreage as compared to opportunities in other areas;

•	the selection of technology;

•	the selection of counterparties for the marketing and sale of production;

•	and the rate of production of the reserves.

The E&P operators may elect not to undertake development activities, or may undertake these activities in an unanticipated fashion, which may result in significant fluctuations in Desert Peak’s results of operations and cash flows. Sustained reductions in production by the E&P operators on Desert Peak’s properties may also adversely affect Desert Peak’s results of operations and cash flows. Additionally, if an E&P operator were to experience financial difficulty, the E&P operator might not be able to pay its royalty payments or continue its operations, which could have a material adverse impact on Desert Peak’s cash flows.

Desert Peak’s future success depends on replacing reserves through acquisitions and the exploration and development activities of its E&P operators.

Producing crude oil and natural gas wells are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Desert Peak’s future crude oil, natural gas and NGL reserves and its E&P operators’ production thereof and Desert Peak’s cash flows are highly dependent on the successful development and exploitation of Desert Peak’s current reserves and its ability to successfully acquire additional reserves that are economically recoverable. Moreover, the production decline rates of Desert Peak’s properties may be significantly higher than currently estimated if the wells on its properties do not produce as expected. Desert Peak may also not be able to find, acquire or develop additional reserves to replace the current and future production of its properties at economically acceptable terms. Aside from acquisitions, Desert Peak has little to no control over the exploration and development of its properties. If Desert Peak is not able to replace or grow its oil, natural gas and NGL reserves, its business, financial condition and results of operations would be adversely affected.

Desert Peak’s failure to successfully identify, complete and integrate acquisitions of properties or businesses could materially and adversely affect its growth, results of operations and cash flows.

Desert Peak depends in part on acquisitions to grow its reserves, production and cash flows. Desert Peak’s decision to acquire a property will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic data, and other information, the results of which are often inconclusive and subject to various interpretations. The successful acquisition of properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future crude oil, natural gas and NGL prices and their applicable differentials;

•	development plans;

•	operating costs Desert Peak’s E&P operators would incur to develop and operate the properties;

•	and potential environmental and other liabilities that E&P operators may incur.

The accuracy of these assessments is inherently uncertain and Desert Peak may not be able to identify attractive acquisition opportunities. In connection with these assessments, Desert Peak performs a review of the subject properties that it believes to be generally consistent with industry practices, given the nature of its interests. Desert Peak’s review will not reveal all existing or potential problems, nor will it permit it to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are often not performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. Even if Desert Peak does identify attractive acquisition opportunities, it may not be able to complete the acquisition or do so on commercially acceptable terms. Unless Desert Peak’s E&P operators further develop its existing properties, it will depend on acquisitions to grow its reserves, production and cash flow.

There is intense competition for acquisition opportunities in Desert Peak’s industry. Competition for acquisitions may increase the cost of, or cause Desert Peak to refrain from, completing acquisitions. Additionally, acquisition opportunities vary over time. For example, in connection with the COVID-19 pandemic and resulting market and commodity price challenges, Desert Peak’s acquisition activity saw a significant decline as it experienced a meaningful difference in sellers’ pricing expectations and the prices Desert Peak was willing to offer. Desert Peak’s ability to complete acquisitions is dependent upon, among other things, its ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which Desert Peak does not currently hold assets, which could result in unforeseen operating difficulties. In addition, if Desert Peak acquires interests in new states, it may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with regulatory requirements may impose substantial additional obligations on Desert Peak and its management, cause it to expend additional time and resources in compliance activities and increase its exposure to penalties or fines for non-compliance with such additional legal requirements. Further, the success of any completed acquisition will depend on Desert Peak’s ability to integrate effectively the acquired business into its existing business. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of Desert Peak’s managerial and financial resources. In addition, potential future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions.

No assurance can be given that Desert Peak will be able to identify suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Desert Peak’s failure to achieve consolidation savings, to integrate the acquired assets into its existing operations successfully or to minimize any unforeseen difficulties could materially and adversely affect its financial condition, results of operations and cash flows. The inability to effectively manage these acquisitions could reduce Desert Peak’s focus on subsequent acquisitions and current operations, which, in turn, could negatively impact its growth, results of operations and cash flows.

Desert Peak may acquire properties that do not produce as projected, and it may be unable to determine reserve potential, identify liabilities associated with such properties or obtain protection from sellers against such liabilities.

Acquiring crude oil, natural gas and NGL properties requires Desert Peak to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, Desert Peak performs a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of Desert Peak’s due diligence, it may not inspect every well or pipeline. Desert Peak cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. Desert Peak may not be able to obtain contractual indemnities from the seller for liabilities created prior to its purchase of the property. Desert Peak may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with its expectations.

Any acquisitions of additional mineral and royalty interests that Desert Peak completes will be subject to substantial risks.

Even if Desert Peak makes acquisitions that it believes will increase its cash generated from operations, these acquisitions may nevertheless result in a decrease in its cash flows. Any acquisition involves potential risks, including, among other things:

•

the validity of Desert Peak’s assumptions about estimated proved reserves, future production, prices, revenues, capital expenditures, the operating expenses and costs its E&P operators would incur to develop the minerals;

•	a decrease in Desert Peak’s liquidity by using a significant portion of its cash generated from operations or borrowing capacity to finance acquisitions;

•	a significant increase in Desert Peak’s interest expense or financial leverage if it incurs debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which Desert Peak is not indemnified or for which any indemnity it receives is inadequate;

•	mistaken assumptions about the overall cost of equity or debt;

•	Desert Peak’s ability to obtain satisfactory title to the assets it acquires;

•	an inability to hire, train or retain qualified personnel to manage and operate Desert Peak’s growing business and assets;

•	and the occurrence of other significant changes, such as impairment of crude oil and natural gas properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

Desert Peak’s E&P operators’ identified potential drilling locations are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

The ability of Desert Peak’s E&P operators to drill and develop identified potential drilling locations depends on a number of uncertainties, including the availability of capital, construction of and limitations on access to infrastructure, inclement weather, regulatory changes and approvals, crude oil, natural gas and NGL prices, costs, drilling results and the availability of water. Further, Desert Peak’s E&P operators’ identified potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional interpretation. The use of technologies and the study of producing fields in the same area will not enable Desert Peak’s E&P operators to know conclusively prior to drilling whether crude oil, natural gas or NGLs will be present or, if present, whether crude oil, natural gas or NGLs will be present in sufficient quantities to be economically viable. Even if sufficient amounts of crude oil or natural gas exist, Desert Peak’s E&P operators may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, possibly resulting in a reduction in production from the well or abandonment of the well. If Desert Peak’s E&P operators drill additional wells that they identify as dry holes in current and future drilling locations, their drilling success rate may decline and materially harm their business as well as that of Desert Peak.

There is no guarantee that the conclusions Desert Peak’s E&P operators draw from available data from the wells on Desert Peak’s acreage, more fully explored locations or producing fields will be applicable to their drilling locations. Further, initial production rates reported by Desert Peak’s or other E&P operators in the areas in which Desert Peak’s reserves are located may not be indicative of future or long-term production rates. Additionally, actual production from wells may be less than expected. For example, a number of E&P operators have recently announced that newer wells drilled close in proximity to already producing wells have produced less oil and gas than forecast. Because of these uncertainties, Desert Peak does not know if the potential drilling locations its E&P operators have identified will ever be drilled or if its E&P operators will be able to produce crude oil, natural gas or NGLs from these or any other potential drilling locations. As such, the actual drilling activities of Desert Peak’s E&P operators may materially differ from those presently identified, which could adversely affect Desert Peak’s business, results of operation and cash flows.

Finally, the potential drilling locations Desert Peak has identified are based on the geologic and other data available to it and its interpretation of such data. As a result, Desert Peak’s E&P operators may have reached different conclusions about the potential drilling locations on Desert Peak’s properties, and Desert Peak’s E&P operators control the ultimate decision as to where and when a well is drilled.

Desert Peak is unable to determine with certainty which E&P operators will ultimately operate its properties.

When Desert Peak evaluates acquisition opportunities and the likelihood of the successful and complete development of its properties, Desert Peak considers which companies it expects to operate its properties. Historically, many of Desert Peak’s properties have been operated by active, well-capitalized E&P operators that have expressed their intent to execute multi-year, pad-focused development programs. There is no guarantee, however, that such E&P operators will become or remain the E&P operators on Desert Peak’s properties or that their development plans will not change. To the extent Desert Peak’s E&P operators fail to perform at the levels projected or the E&P operator of Desert Peak’s properties or sell their working interests to, are merged with, or are acquired by, another E&P operator that lacks the same level of capitalization or experience, it could adversely affect Desert Peak’s business and expected cash flows.

Desert Peak relies on its E&P operators, third parties and government databases for information regarding its assets and, to the extent that information is incorrect or incomplete, Desert Peak’s financial and operational information and projections may be incorrect.

As an owner of mineral and royalty interests, Desert Peak relies on the E&P operators of the properties to notify it of information regarding production on its properties in a timely and complete manner, as well as the accuracy of information obtained from third parties and government databases. Desert Peak uses this information to evaluate its operations and cash flows, as well as to predict its expected production and possible future locations. To the extent Desert Peak does not timely receive this information or the information is incomplete or incorrect, Desert Peak’s results may be incorrect and its ability to project potential growth may be materially adversely affected. Furthermore, to the extent Desert Peak has to update any publicly disclosed results or projections made in reliance on this incorrect or incomplete information, investors could lose confidence in its reported financial information.

Desert Peak has completed numerous acquisitions of mineral and royalty interests for which separate financial information is not required or provided.

As of December 31, 2021, Desert Peak has completed 180 acquisitions of mineral and royalty interests that are not “significant” under Rule 3-05 of Regulation S-X (“Rule 3-05”). Therefore, Desert Peak is not required to, and has elected not to, provide separate historical financial information relating to those acquisitions. While these acquisitions are not individually or collectively significant for purposes of Rule 3-05, they have or will have an impact on Desert Peak’s financial results and their aggregated effect on its business and results of operations may be material.

Acquisitions and Desert Peak’s E&P operators’ development of Desert Peak’s leases will require substantial capital, and Desert Peak and Desert Peak’s E&P operators may be unable to obtain needed capital or financing on satisfactory terms or at all.

The crude oil and natural gas industry is capital intensive. Desert Peak makes and may continue to make substantial capital expenditures in connection with the acquisition of mineral and royalty interests. To date, Desert Peak has financed capital expenditures primarily with funding from capital contributions and cash generated by operations. In addition, Desert Peak expects to finance capital expenditures with borrowings under its revolving credit facility.

In the future, Desert Peak may need capital in excess of the amounts it retains in its business or borrows under its revolving credit facility. The level of borrowing base available under Desert Peak’s revolving credit facility is largely based on its estimated proved reserves and its lenders’ price decks and underwriting standards in the reserve-based lending space and will be reduced to the extent commodity prices decrease or remain depressed, underwriting standards tighten or the lending syndication market is not sufficiently liquid to obtain lender commitments to a full borrowing base in an amount appropriate for Desert Peak’s assets. Furthermore, Desert Peak cannot assure you that it will be able to access other external capital on terms favorable to it or at all. For example, a significant decline in prices for crude oil and broader economic turmoil may adversely impact Desert Peak’s ability to secure financing in the capital markets on favorable terms. Additionally, Desert Peak’s ability to secure financing or access the capital markets could be adversely affected if financial institutions and institutional lenders elect not to provide funding for fossil fuel energy companies in connection with the adoption of sustainable lending initiatives or are required to adopt policies that have the effect of reducing the funding available to the fossil fuel sector. If Desert Peak is unable to fund its capital requirements, Desert Peak may be unable to complete acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its results of operation and free cash flow.

Most of Desert Peak’s E&P operators are also dependent on the availability of external debt, equity financing sources and operating cash flows to maintain their drilling programs. If those financing sources are not available to the E&P operators on favorable terms or at all, then Desert Peak expects the development of its properties to be adversely affected. If the development of Desert Peak’s properties is adversely affected, then revenues from Desert Peak’s mineral and royalty interests may decline.

The development of Desert Peak’s PUDs may take longer and may require higher levels of capital expenditures from the E&P operators of Desert Peak’s properties than Desert Peak or they currently anticipate.

As of December 31, 2021, approximately 17% of Desert Peak’s total estimated proved reserves were PUDs and may not be ultimately developed or produced by the E&P operators of its properties. Recovery of PUDs requires significant capital expenditures and successful drilling operations by the E&P operators of Desert Peak’s properties. The reserve data included in the reserve report of Desert Peak’s independent petroleum engineer assume that substantial capital expenditures by the E&P operators of Desert Peak’s properties are required to develop such reserves. Desert Peak typically does not have access to the estimated costs of development of these reserves or the scheduled development plans of its E&P operators. Even when Desert Peak does have such information, Desert Peak cannot be certain that the estimated costs of the development of these reserves are accurate, that its E&P operators will develop the properties underlying its mineral and royalty interests as scheduled or that the results of such development will be as estimated. The development of such reserves may take longer and may require higher levels of capital expenditures from the E&P operators than Desert Peak anticipates. Delays in the development of Desert Peak’s reserves, increases in costs to drill and develop such reserves or decreases or continued volatility in commodity prices will reduce the future net revenues of its estimated PUDs and may result in some projects becoming uneconomical for the E&P operators of its properties. In addition, delays in the development of reserves could force Desert Peak to reclassify certain of its proved reserves as PUDs.

The widespread outbreak of an illness, pandemic (like COVID-19) or any other public health crisis may have material adverse effects on Desert Peak’s business, financial position, results of operations and/or cash flows.

Desert Peak faces risks related to the outbreak of illnesses, pandemics and other public health crises that are outside of its control, and could significantly disrupt its operations and adversely affect its financial condition. For example, the COVID-19 pandemic has caused a disruption to the oil and natural gas industry and to Desert Peak’s business. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, reduced global demand for oil and gas, and created significant volatility and disruption of financial and commodity markets. Furthermore, the COVID-19 pandemic has affected Desert Peak’s operations by

(i) rendering Desert Peak’s personnel unable to access company facilities for an extended period of time, (ii) contributing to a steep decline in commodities prices in 2020, which has reduced activity by Desert Peak’s operators and the amounts of royalty payments Desert Peak receives, (iii) causing some of Desert Peak’s operators to temporarily shut in or curtail production from wells and (iv) reducing the level of potential acquisition opportunities, limiting Desert Peak’s ability to execute on its growth strategy of acquiring additional mineral and royalty interests. Additionally, the steps taken by national, state and local governments to curb the spread of the COVID-19 pandemic, including stay-at-home orders, quarantines, travel restrictions and business shutdowns, and the implications on Desert Peak’s operators’ workforce of a COVID-19 infection, have limited Desert Peak’s operators’ ability to maintain production from Desert Peak’s properties. Such orders and the other impacts of the COVID-19 pandemic may have limited the ability of Desert Peak’s operators to access Desert Peak’s properties and maintain their existing production and development activities, and any similar or more restrictive measures taken in the future could have similar effects.

While Desert Peak’s business and operations have experienced certain effects of the COVID-19 pandemic as described above, the full extent of the impact of the COVID-19 pandemic on Desert Peak’s operational and financial performance, including Desert Peak’s ability to execute its business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including the demand for oil and natural gas (including the impact that reductions in travel, manufacturing and consumer product demand have had and will have on the demand for commodities), the availability of personnel, equipment and services critical to operating production activities by Desert Peak’s operators and the impact of potential governmental restrictions on travel, transportation and operations. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts Desert Peak’s operations, financial results and dividend policy will also depend on future developments, which are highly uncertain and cannot be predicted. These developments include, but are not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, its impact on the economy and market conditions, and how quickly and to what extent normal economic and operating conditions can resume. While Desert Peak expects this matter will continue to disrupt its operations in some way, the degree of the adverse financial impact cannot be reasonably estimated at this time.

Desert Peak does not currently plan to enter into hedging arrangements with respect to the crude oil, natural gas and NGL production from its properties, and Desert Peak will be exposed to the impact of decreases in the price of crude oil, natural gas and NGLs.

Desert Peak does not currently plan to enter into hedging arrangements to establish, in advance, a price for the sale of the crude oil, natural gas and NGLs produced from its properties. As a result, although Desert Peak may realize the benefit of any short-term increase in the price of crude oil, natural gas and NGLs, Desert Peak will not be protected against decreases in the price of crude oil, natural gas and NGLs or prolonged periods of low commodity prices, which, in combination with its producing properties being located solely in the Delaware Basin, could materially adversely affect its business, results of operation and cash available for distribution. If Desert Peak enters into hedging arrangements in the future, it may limit Desert Peak’s ability to realize the benefit of rising prices and may result in hedging losses.

In the future, Desert Peak may enter into hedging transactions, which may not be effective in reducing the volatility of its cash flows.

In the future, Desert Peak may enter into hedging transactions with the intent of reducing volatility in its cash flows due to fluctuations in the price of crude oil, natural gas and NGLs. However, these hedging activities may not be as effective as Desert Peak intends in reducing the volatility of its cash flows and, if entered into, are subject to the risks that the terms of the derivative instruments will be imperfect, a counterparty may not perform its obligations under a derivative contract, there may be a change in the expected differential between the underlying commodity price in the derivative instrument and the actual price received, Desert Peak’s hedging policies and procedures may not be properly followed and the steps Desert Peak takes to monitor its derivative financial instruments may not detect and prevent violations of its risk management policies and procedures, particularly if deception or other intentional misconduct is involved. Further, Desert Peak may be limited in receiving the full benefit of increases in crude oil, natural gas and NGLs prices as a result of these hedging transactions. The occurrence of any of these risks could prevent Desert Peak from realizing the benefit of a derivative contract.

Desert Peak’s estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of its reserves.

It is not possible to measure underground accumulation of crude oil, natural gas or NGLs in an exact way. Crude oil, natural gas and NGL reserve engineering is not an exact science and requires subjective estimates of underground accumulations of crude oil, natural gas and NGLs and assumptions concerning future crude oil, natural gas and NGL prices, production levels, ultimate recoveries and operating and development costs. As a result, estimated quantities of proved reserves, projections of future production rates and the timing of development expenditures may turn out to be incorrect. Estimates of Desert Peak’s proved reserves and related valuations as of December 31, 2021 and 2020 were prepared by Cawley, Gillespie and Associates, Inc. (“CG&A”). CG&A conducted a detailed review of all of Desert Peak’s properties for the period covered by its reserve report using information provided by Desert Peak. Over time, Desert Peak may make material changes to reserve estimates taking into account the results of actual drilling, testing and production and changes in prices. In addition, certain assumptions regarding future crude oil, natural gas and NGL prices, production levels and operating and development costs may prove incorrect. For example, due to the deterioration in commodity prices and operator activity in 2020 as a result of the COVID-19 pandemic and other factors, the commodity price assumptions used to calculate Desert Peak’s reserves estimates declined, which in turn lowered its proved reserve estimates. A substantial portion of Desert Peak’s reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Any significant variance from these assumptions to actual figures could greatly affect Desert Peak’s estimates of reserves and future cash generated from operations. Numerous changes over time to the assumptions on which Desert Peak’s reserve estimates are based, as described above, often result in the actual quantities of crude oil, natural gas and NGLs that are ultimately recovered being different from its reserve estimates.

Furthermore, the present value of future net cash flows from Desert Peak’s proved reserves is not necessarily the same as the current market value of its estimated reserves. In accordance with rules established by the SEC and the Financial Accounting Standards Board (the “FASB”), Desert Peak bases the estimated discounted future net cash flows from its proved reserves on the twelve-month average oil and gas index prices, calculated as the unweighted arithmetic average for the first-day-of-the-month price for each month, and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor Desert Peak uses when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Desert Peak or the crude oil and natural gas industry in general.

Desert Peak relies on a small number of key individuals whose absence or loss could adversely affect its business.

Many key responsibilities within Desert Peak’s business have been assigned to a small number of individuals. Desert Peak relies on members of its executive management team for their knowledge of the crude oil and natural gas industry, relationships within the industry and experience in identifying, evaluating and completing acquisitions, especially in the Permian Basin. The loss of their services could adversely affect Desert Peak’s business. In particular, the loss of the services of one or more members of Desert Peak’s executive team could disrupt its business. Further, Desert Peak does not maintain “key person” life insurance policies on any of its executive team or other key personnel. As a result, Desert Peak is not insured against any losses resulting from the death of these key individuals.

Acreage must be drilled before lease expiration, generally within three to five years, in order to hold the acreage by production. Desert Peak’s E&P operators’ failure to drill sufficient wells to hold acreage may result in the deferral of prospective drilling opportunities. In addition, Desert Peak’s ORRIs may be lost if the underlying acreage is not drilled before the expiration of the applicable lease or if the lease otherwise terminates.

Leases on crude oil and natural gas properties typically have a term of three to five years, after which they expire unless, prior to expiration, production is established within the spacing units covering the undeveloped acres. In addition, even if production or drilling is established during such primary term, if production or drilling ceases on the leased property, the lease typically terminates, subject to certain exceptions.

Any reduction in Desert Peak’s E&P operators’ drilling programs, either through a reduction in capital expenditures or the unavailability of drilling rigs, could result in the expiration of existing leases. If the lease governing any of Desert Peak’s mineral interests expires or terminates, all mineral rights revert back to Desert Peak and Desert Peak will have to seek new lessees to explore and develop such mineral interests. If the lease underlying any of Desert Peak’s overriding royalty interests (“ORRIs”) expires or terminates, Desert Peak’s ORRIs that are derived from such lease will also terminate. Any such expirations or terminations of Desert Peak’s leases or its ORRIs could materially and adversely affect its financial condition, results of operations and cash flows.

If an owner of working interests burdened by Desert Peak’s ORRIs declares bankruptcy and a court determines that all or a portion of such ORRIs were part of the bankruptcy estate, Desert Peak could be treated as an unsecured creditor with respect to such ORRIs.

In determining whether ORRIs may be treated as part of a bankruptcy estate, a court may take into consideration a variety of factors including, among others, whether ORRIs are typically characterized as a real property interest under applicable state law, the terms conveying the ORRIs and related working interests and the applicable state law procedures required to perfect the interests such parties intend to create. Desert Peak believes that its ORRIs would be treated as an interest in real property in the states where they are located and, therefore, would not likely be considered a part of the bankruptcy estate. Nevertheless, the outcome is not certain. As such, if an owner of working interests burdened by Desert Peak’s ORRIs declares bankruptcy, a court may determine that all or a portion of such ORRIs are part of the bankruptcy estate. In that event, Desert Peak would be treated as a creditor in the bankruptcy case. Although holders of ORRIs may be entitled to statutory liens and/or other protections under applicable state law that could be enforceable in bankruptcy, there is no guarantee that such security interests or other protections would apply. Therefore, Desert Peak could be treated as an unsecured creditor of the debtor working interest holder and could lose the entire value of such ORRI.

Operating hazards and uninsured risks may result in substantial losses to Desert Peak or its E&P operators, and any losses could adversely affect Desert Peak’s results of operations and cash flows.

The operations of Desert Peak’s E&P operators will be subject to all of the hazards and operating risks associated with drilling for and production of crude oil, natural gas and NGLs, including the risk of fire, explosions, blowouts, surface cratering, uncontrollable flows of crude oil, natural gas, NGLs and formation water, pipe or pipeline failures, abnormally pressured formations, casing collapses and environmental hazards such as crude oil and NGL spills, natural gas leaks and ruptures or discharges of toxic gases. In addition, their operations will be subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. The occurrence of any of these events could result in substantial losses to Desert Peak’s E&P operators due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations.

Loss of Desert Peak’s or its E&P operators’ information and computer systems, including as a result of cyber attacks, could materially and adversely affect Desert Peak’s business.

Desert Peak and its E&P operators rely on electronic systems and networks to control and manage Desert Peak’s respective businesses. If any of such programs or systems were to fail for any reason, including as a result of a cyber attack, or create erroneous information in Desert Peak’s or its E&P operators’ hardware or software network infrastructure, possible consequences could be significant, including loss of communication links and inability to automatically process commercial transaction or engage in similar automated or computerized business activities. Although Desert Peak has multiple layers of security to mitigate risks of cyber attacks, cyber attacks on business have escalated in recent years. Moreover, Desert Peak’s E&P operators are becoming increasingly dependent on digital technologies to conduct certain exploration, development, production and processing activities, including interpreting seismic data, managing drilling rigs, production activities and gathering systems, conducting reservoir modeling and estimating reserves. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. If Desert Peak’s E&P operators become the target of cyber attacks of information security breaches, their business operations may be substantially disrupted, which could have an adverse effect on Desert Peak’s results of operations. In addition, Desert Peak’s and its E&P operators efforts to monitor, mitigate and manage these evolving risks may result in increased capital and operating costs, and there can be no assurance that such efforts will be sufficient to prevent attacks or breaches from occurring.

A terrorist attack or armed conflict could harm Desert Peak’s business.

Terrorist activities, anti-terrorist activities and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent Desert Peak from meeting its financial and other obligations. For example, on February 24, 2022, Russia launched a large-scale invasion of Ukraine that has led to significant armed hostilities. As a result, the United States, the United Kingdom, the member states of the European Union and other public and private actors have levied severe sanctions on Russia. The geopolitical and macroeconomic consequences of this invasion and associated sanctions cannot be predicted, and such events, or any further hostilities in Ukraine or elsewhere, could severely impact the world economy. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for crude oil, natural gas and NGLs, potentially putting downward pressure on demand for Desert Peak’s E&P operators’ services and causing a reduction in its revenues. Crude oil, natural gas and NGL related facilities, including those of Desert Peak’s operators, could be direct targets of terrorist attacks, and, if infrastructure integral to its E&P operators is destroyed or damaged, they may experience a significant disruption in their operations. Any such disruption could materially adversely affect Desert Peak’s financial condition, results of operations and cash flows. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Risks Related to Desert Peak’s Industry

A substantial majority of Desert Peak’s revenues from the crude oil and gas producing activities of its E&P operators are derived from royalty payments that are based on the price at which crude oil, natural gas and NGLs produced from the acreage underlying its interests are sold. Prices of crude oil, natural gas and NGLs are volatile due to factors beyond Desert Peak’s control. A substantial or extended decline in commodity prices may adversely affect Desert Peak’s business, financial condition, results of operations and cash flows.

Desert Peak’s revenues, operating results, discretionary cash flows and the carrying value of its mineral and royalty interests depend significantly upon the prevailing prices for crude oil, natural gas and NGLs. Historically, crude oil, natural gas and NGL prices and their applicable basis differentials have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond Desert Peak’s control, including:

•	the domestic and foreign supply of and demand for crude oil, natural gas and NGLs;

•	the level of prices and market expectations about future prices of crude oil, natural gas and NGLs;

•	the level of global crude oil, natural gas and NGL E&P;

•	the cost of exploring for, developing, producing and delivering crude oil, natural gas and NGLs;

•	the price and quantity of foreign imports and U.S. exports of crude oil, natural gas and NGLs;

•	the level of U.S. domestic production;

•

political and economic conditions and events in foreign oil, natural gas and NGL producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America and China and acts of terrorism or sabotage;

•

global or national health concerns, including the outbreak of an illness pandemic (like COVID-19), which may reduce demand for crude oil, natural gas and NGLs due to reduced global or national economic activity;

•	the ability of members of OPEC and other oil exporting nations to agree to and maintain crude oil price and production controls;

•	speculative trading in crude oil, natural gas and NGL derivative contracts;

•	the level of consumer product demand;

•	weather conditions and other natural disasters, such as hurricanes and winter storms, the frequency and impact of which could be increased by the effects of climate change;

•	technological advances affecting energy consumption, energy storage and energy supply;

•	domestic and foreign governmental regulations and taxes;

•

the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East and economic sanctions such as those imposed by the U.S. on oil and gas exports from Iran;

•	the proximity, cost, availability and capacity of crude oil, natural gas and NGL pipelines and other transportation facilities;

•	the price and availability of alternative fuels; and

•	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future crude oil, natural gas and NGL price movements with any certainty. For example, during the past five years, the posted price for West Texas Intermediate (“WTI”) light sweet crude oil has ranged from a historic, record low price of negative ($36.98) per barrel (“Bbl”) in April 2020 to a high of $123.64 per Bbl in March 2022, and the Henry Hub spot market price for natural gas has ranged from a low of $1.33 per metric million British thermal unit (“MMBtu”) in September 2020 to a high of $23.86 per MMBtu in February 2021. Certain actions by OPEC+ in the first half of 2020, combined with the impact of the continued outbreak of the COVID-19 pandemic and a shortage in available storage for hydrocarbons in the U.S., contributed to the historic low price for crude oil in April 2020. While the prices for crude oil have begun to stabilize and also increase, such prices have historically remained volatile, which has adversely affected the prices at which production from Desert Peak’s properties is sold as well as the production activities of operators on Desert Peak’s properties and may continue to do so in the future. This, in turn, has and will materially affect the amount of royalty payments that Desert Peak receives from such operators.

Any substantial decline in the price of crude oil, natural gas and NGLs or prolonged period of low commodity prices will materially adversely affect Desert Peak’s business, financial condition, results of operations and cash flows. In addition, lower crude oil, natural gas and NGL prices may reduce the amount of crude oil, natural gas and NGLs that can be produced economically by Desert Peak’s E&P operators, which may reduce its E&P operators’ willingness to develop its properties. This may result in Desert Peak having to make substantial downward adjustments to its estimated proved reserves, which could negatively impact the borrowing base under its revolving credit facility and its ability to fund its operations. If this occurs or if production estimates change or exploration or development results deteriorate, the successful efforts method of accounting principles may require Desert Peak to write down, as a non-cash charge to earnings, the carrying value of its crude oil and natural gas properties. Desert Peak’s E&P operators could also determine during periods of low commodity prices to shut in or curtail production from wells on Desert Peak’s properties. In addition, they could determine during periods of low commodity prices to plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. Specifically, they may abandon any well if they reasonably believe that the well can no longer produce crude oil, natural gas or NGLs in commercially paying quantities. Desert Peak may choose to use various derivative instruments in connection with anticipated crude oil, natural gas and NGL sales to minimize the impact of commodity price fluctuations. However, Desert Peak cannot hedge the entire exposure of its operations from commodity price volatility. To the extent Desert Peak does not hedge against commodity price volatility, or its hedges are not effective, Desert Peak’s results of operations and financial position may be diminished.

If commodity prices decrease to a level such that Desert Peak’s future undiscounted cash flows from its properties are less than their carrying value, Desert Peak may be required to take write-downs of the carrying values of its properties.

Accounting rules require that Desert Peak periodically review the carrying value of its properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, production data, economics and other factors, Desert Peak may be required to write down the carrying value of its properties. Desert Peak evaluates the carrying amount of its proved oil, natural gas and NGL properties for impairment whenever events or changes in circumstances indicate that a property’s carrying amount may not be recoverable. If the carrying value exceeds the estimated undiscounted future cash flows Desert Peak would estimate the fair value of its properties and record an impairment charge for any excess of the carrying value of the properties over the estimated fair value of the properties. Factors used to estimate fair value may include estimates of proved reserves, future commodity prices, future production estimates and a commensurate discount rate. Because estimated undiscounted future cash flows have exceeded the carrying value of Desert Peak’s proved properties to date, it has not been necessary for Desert Peak to estimate the fair value of its properties under GAAP for successful efforts accounting. As a result, Desert Peak has not recorded any impairment expenses associated with its proved properties. While Desert Peak did not record any impairment during the year ended December 31, 2021, for the year ended December 31, 2020, Desert Peak recorded an impairment charge of $812,000 in connection with capitalized acquisition costs for a prospective mineral interest acquisition that it did not complete. The risk that Desert Peak will be required to recognize impairments of its crude oil, natural gas and NGL properties increases during periods of low commodity prices. In addition, impairments would occur if Desert Peak were to experience sufficient downward adjustments to its estimated proved reserves or the present value of estimated future net revenues. An impairment recognized in one period may not be reversed in a subsequent period. Desert Peak may incur impairment charges in the future, which could materially adversely affect its results of operations for the periods in which such charges are taken.

The unavailability, high cost or shortages of rigs, equipment, raw materials, supplies or personnel may restrict or result in increased costs for E&P operators related to developing and operating Desert Peak’s properties.

The crude oil and natural gas industry is cyclical, which can result in shortages of drilling rigs, equipment, raw materials (particularly water and sand and other proppants), supplies and personnel. When shortages occur, the costs and delivery times of rigs, equipment and supplies increase and demand for, and wage rates of, qualified drilling rig crews also rise with increases in demand. Desert Peak cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. In accordance with customary industry practice, Desert Peak’s E&P operators rely on independent third-party service providers to provide many of the services and equipment necessary to drill new wells. If Desert Peak’s E&P operators are unable to secure a sufficient number of drilling rigs at reasonable costs, Desert Peak’s financial condition and results of operations could suffer. Shortages of drilling rigs, equipment, raw materials, supplies, personnel, trucking services, tubulars, hydraulic fracturing and completion services and production equipment could delay or restrict Desert Peak’s E&P operators’ exploration and development operations, which in turn could have a material adverse effect on Desert Peak’s financial condition, results of operations and cash flows.

The marketability of crude oil, natural gas and NGL production is dependent upon transportation and processing and refining facilities, which neither Desert Peak nor many of its E&P operators control. Any limitation in the availability of those facilities could interfere with Desert Peak’s or its E&P operators’ ability to market Desert Peak’s or its E&P operators’ production and could harm Desert Peak’s business.

The marketability of Desert Peak’s or its E&P operators’ production depends in part on the availability, proximity and capacity of pipelines, tanker trucks and other transportation methods, and processing and refining facilities owned by third parties. Neither Desert Peak nor its E&P operators control these third-party facilities and Desert Peak’s E&P operators’ access to them may be limited or denied. Insufficient production from the wells on Desert Peak’s acreage or a significant disruption in the availability of third-party transportation facilities or other production facilities could adversely impact Desert Peak’s E&P operators’ ability to deliver, to market or produce oil and natural gas and thereby cause a significant interruption in Desert Peak’s operators’ operations. If they are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, they may be required to shut in or curtail production. In addition, the amount of crude oil that can be produced and sold is subject to curtailment in certain other circumstances outside of Desert Peak’s or its operators’ control, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage or lack of available capacity on these systems, tanker truck availability and extreme weather conditions. Also, production from Desert Peak’s wells may be insufficient to support the construction of pipeline facilities, and the shipment of Desert Peak’s or its E&P operators’ crude oil, natural gas and NGLs on third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, Desert Peak and its E&P operators are provided only with limited, if any, notice as to when these circumstances will arise and their duration. Any significant curtailment in gathering system or transportation, processing or refining-facility capacity, or an inability to obtain favorable terms for delivery of the crude oil and natural gas produced from Desert Peak’s acreage, could reduce Desert Peak’s or its E&P operators’ ability to market the production from Desert Peak’s properties and have a material adverse effect on Desert Peak’s financial condition, results of operations and cash flows. Desert Peak’s or its E&P operators’ access to transportation options and the prices Desert Peak or its E&P operators receive can also be affected by federal and state regulation—including regulation of crude oil, natural gas and NGL production, transportation and pipeline safety—as well by general economic conditions and changes in supply and demand.

In addition, the third parties on whom Desert Peak or its E&P operators rely for transportation services are subject to complex federal, state, tribal and local laws that could adversely affect the cost, manner or feasibility of conducting Desert Peak’s business.

Drilling for and producing crude oil, natural gas and NGLs are high-risk activities with many uncertainties that may materially adversely affect Desert Peak’s business, financial condition, results of operations and cash flows.

The drilling activities of the E&P operators of Desert Peak’s properties will be subject to many risks. For example, Desert Peak will not be able to assure you that wells drilled by the E&P operators of its properties will be productive. Drilling for crude oil, natural gas and NGLs often involves unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient crude oil, natural gas or NGLs to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies used do not provide conclusive knowledge prior to drilling a well that crude oil, natural gas or NGLs are present or that a well can be produced economically. The costs of exploration, exploitation and development activities are subject to numerous uncertainties beyond Desert Peak’s control and increases in those costs can adversely affect the economics of a project. Further, Desert Peak’s E&P operators’ drilling and producing operations may be curtailed, delayed, canceled or otherwise negatively impacted as a result of other factors, including:

•	unusual or unexpected geological formations;

•	loss of drilling fluid circulation;

•	title problems;

•	facility or equipment malfunctions;

•	unexpected operational events;

•	shortages or delivery delays of equipment and services;

•	compliance with environmental and other governmental requirements; and

•

adverse weather conditions, including the recent winter storms in February 2021 that adversely affected operator activity and production volumes in the southern United States, including in the Delaware Basin.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. In the event that planned operations, including the drilling of development wells, are delayed or cancelled, or existing wells or development wells have lower than anticipated production due to one or more of the factors above or for any other reason, Desert Peak’s financial condition, results of operations and cash flows may be materially adversely affected.

Competition in the crude oil and natural gas industry is intense, which may adversely affect Desert Peak’s and its E&P operators’ ability to succeed.

The crude oil and natural gas industry is intensely competitive, and the E&P operators of Desert Peak’s properties compete with other companies that may have greater resources. Many of these companies explore for and produce crude oil, natural gas and NGLs, carry on midstream and refining operations, and market petroleum and other products on a regional, national or worldwide basis. In addition, these companies may have a greater ability to continue exploration activities during periods of low crude oil, natural gas and NGL market prices. Desert Peak’s E&P operators’ larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than Desert Peak’s E&P operators can, which would adversely affect Desert Peak’s E&P operators’ competitive position. Desert Peak’s E&P operators may have fewer financial and human resources than many companies in Desert Peak’s E&P operators’ industry and may be at a disadvantage in bidding for exploratory prospects and producing crude oil and natural gas properties. Furthermore, the crude oil and natural gas industry has experienced recent consolidation among some operators, which has resulted in certain instances of combined companies with larger resources. Such combined companies may compete against Desert Peak’s E&P operators or, in the case of consolidation among Desert Peak’s E&P operators, may choose to focus their operations on areas outside of Desert Peak’s properties. In addition, Desert Peak’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transaction in a highly competitive environment.

A deterioration in general economic, business, political or industry conditions would materially adversely affect Desert Peak’s results of operations, financial condition and cash flows.

Concerns over global economic conditions, energy costs, geopolitical issues, the impacts of the COVID-19 pandemic, inflation, the availability and cost of credit and slow economic growth in the United States have contributed to economic uncertainty and diminished expectations for the global economy. Additionally, acts of protest and civil unrest have caused economic and political disruption in the United States. Meanwhile, continued hostilities in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the economies of the United States and other countries. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. An oversupply of crude oil in 2020 led to a severe decline in worldwide crude oil prices in 2020. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could further diminish, which could impact the price at which crude oil, natural gas and NGLs from Desert Peak’s properties are sold, affect the ability of Desert Peak’s E&P operators to continue operations and ultimately materially adversely impact Desert Peak’s results of operations, financial condition and cash flows.

Conservation measures, technological advances and increasing attention to ESG matters could materially reduce demand for crude oil, natural gas and NGLs, availability of capital and adversely affect Desert Peak’s results of operations.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to crude oil, natural gas and NGLs, technological advances in fuel economy and energy-generation devices could reduce demand for crude oil, natural gas and NGLs. The impact of the changing demand for crude oil, natural gas and NGL services and products may have a material adverse effect on Desert Peak’s business, financial condition, results of operations and cash flows. It is also possible that the concerns about the production and use of fossil fuels will reduce the sources of financing available to Desert Peak. For example, certain segments of the investor community have developed negative sentiment towards investing in the oil and gas industry. Recent equity returns in the sector versus other industry sectors have led to lower oil and gas representation in certain key equity market indices. In addition, some investors, including investment advisors and certain sovereign wealth, pension funds, university endowments and family foundations, have stated policies to divest from, or not provide funding to, the oil and gas sector based on their social and environmental considerations. Furthermore, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to environmental, social and governance (“ESG”) matters. Such ratings are used by some investors and other financial institutions to inform their investment, financing and voting decisions, and unfavorable ESG ratings may lead to increased negative sentiment toward oil and gas companies from such institutions. Certain other stakeholders have also pressured commercial and investment banks to stop financing oil and gas and related infrastructure projects. Such developments, including environmental activism and initiatives aimed at limiting climate change and reducing air pollution, could result in downward pressure on the stock prices of oil and gas companies, and also adversely affect Desert Peak’s availability of capital.

Risks Related to Environmental and Regulatory Matters

Crude oil, natural gas and NGL operations are subject to various governmental laws and regulations. Compliance with these laws and regulations can be burdensome and expensive for Desert Peak’s E&P operators, and failure to comply could result in its E&P operators incurring significant liabilities, either of which may impact its E&P operators’ willingness to develop Desert Peak’s interests.

Desert Peak’s E&P operators’ activities on the properties in which Desert Peak holds interests are subject to various federal, state and local governmental regulations that may change from time to time in response to economic and political conditions. Matters subject to regulation include drilling operations, production and distribution activities, discharges or releases of pollutants or wastes, plugging and abandonment of wells, maintenance and decommissioning of other facilities, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity to conserve supplies of crude oil, natural gas and NGLs. For example, in January 2021, President Biden signed an Executive Order that, among other things, instructed the Secretary of the Interior to pause new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and natural gas permitting and leasing practices; however, in June 2021, a federal judge for the U.S. District Court of the Western District of Louisiana issued a nationwide preliminary injunction against the pause of new oil and natural gas leases while litigation challenging the Executive Order and its implementation is ongoing. In November 2021, the Department of the Interior issued a report recommending various changes to the federal leasing program, though many such changes would require Congressional action. Substantially all of Desert Peak’s interests are located on private lands, but Desert Peak cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. President Biden also issued an Executive Order directing all federal agencies to review and take action to address any federal regulations, orders, guidance documents, policies and any similar agency actions during the prior administration that may be inconsistent with the current administration’s policies. Further actions of President Biden, and the Biden Administration, including actions focused on addressing climate change, may negatively impact oil and gas operations and favor renewable energy projects in the United States, which may negatively impact the demand for oil and natural gas.

In addition, the production, handling, storage and transportation of crude oil, natural gas and NGLs, as well as the remediation, emission and disposal of crude oil, natural gas and NGL wastes, by-products thereof and other substances and materials produced or used in connection with crude oil, natural gas and NGL operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of worker health and safety, natural resources and the environment. Failure to comply with these laws and regulations may result in the assessment of sanctions on Desert Peak’s E&P operators, including administrative, civil or criminal penalties, permit revocations, requirements for additional pollution controls and injunctions limiting or prohibiting some or all of Desert Peak’s E&P operators’ operations on Desert Peak’s properties. Moreover, these laws and regulations have generally imposed increasingly strict requirements related to water use and disposal, air pollution control, species protection, and waste management, among other matters.

Laws and regulations governing E&P may also affect production levels. Desert Peak’s E&P operators must comply with federal and state laws and regulations governing conservation matters, including, but not limited to:

•	provisions related to the unitization or pooling of the crude oil and natural gas properties;

•	the establishment of maximum rates of production from wells;

•	the spacing of wells;

•	the plugging and abandonment of wells; and

•	the removal of related production equipment.

Additionally, federal and state regulatory authorities may expand or alter applicable pipeline-safety laws and regulations, compliance with which may require increased capital costs for third-party crude oil, natural gas and

NGL transporters. These transporters may attempt to pass on such costs to Desert Peak’s E&P operators, which in turn could affect profitability on the properties in which Desert Peak owns mineral and royalty interests.

Desert Peak’s E&P operators must also comply with laws and regulations prohibiting fraud and market manipulations in energy markets. To the extent the E&P operators of Desert Peak’s properties are shippers on interstate pipelines, they must comply with the tariffs of those pipelines and with federal policies related to the use of interstate capacity.

Desert Peak’s E&P operators may be required to make significant expenditures to comply with the governmental laws and regulations described above and may be subject to potential fines and penalties if they are found to have violated these laws and regulations. Desert Peak believes the trend of more expansive and stricter environmental legislation and regulations will continue. Please read “Information About Desert Peak—Business—Regulation” for a description of the laws and regulations that affect Desert Peak’s E&P operators and that may affect Desert Peak. These and other potential regulations could increase the operating costs of Desert Peak’s E&P operators and delay production and may ultimately impact Desert Peak’s E&P operators’ ability and willingness to develop Desert Peak’s properties.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could cause Desert Peak’s E&P operators to incur increased costs, additional operating restrictions or delays and have fewer potential drilling locations.

Desert Peak’s E&P operators engage in hydraulic fracturing. Hydraulic fracturing is a common practice that is used to stimulate production of hydrocarbons from tight formations, including shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. Currently, hydraulic fracturing is generally exempt from regulation under the Underground Injection Control program of the U.S. Safe Drinking Water Act (“SDWA”) and is typically regulated by state oil and gas commissions or similar agencies.

However, several federal agencies have asserted regulatory authority over certain aspects of the process. For example, in June 2016, the Environmental Protection Agency (the “EPA”) published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. Also, from time to time, legislation has been introduced, but not enacted, in the U.S. Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. This or other federal legislation related to hydraulic fracturing may be considered again in the future, though Desert Peak cannot predict the extent of any such legislation at this time.

Moreover, some states and local governments have adopted, and other governmental entities are considering adopting, regulations that could impose more stringent permitting, disclosure and well-construction requirements on hydraulic fracturing operations, including states in which Desert Peak’s properties are located. For example, Texas, among others, has adopted regulations that impose new or more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. States could also elect to prohibit high volume hydraulic fracturing altogether. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular.

Increased regulation and attention given to the hydraulic fracturing process, including the disposal of produced water gathered from drilling and production activities, could lead to greater opposition to, and litigation concerning, crude oil, natural gas and NGL production activities using hydraulic fracturing techniques in areas where Desert Peak owns mineral and royalty interests. Additional legislation or regulation could also lead to operational delays or increased operating costs for Desert Peak’s E&P operators in the production of crude oil, natural gas and NGLs, including from the development of shale plays, or could make it more difficult for Desert Peak’s E&P operators to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in Desert Peak’s E&P operators’ completion of new crude oil and natural gas wells on Desert Peak’s properties and an associated decrease in the production attributable to Desert Peak’s interests, which could have a material adverse effect on Desert Peak’s business, financial condition and results of operations.

Legislation or regulatory initiatives intended to address seismic activity could restrict Desert Peak’s E&P operators’ drilling and production activities, as well as Desert Peak’s operators’ ability to dispose of produced water gathered from such activities, which could have a material adverse effect on their future business, which in turn could have a material adverse effect on Desert Peak’s business.

State and federal regulatory agencies have recently focused on a possible connection between hydraulic fracturing related activities, particularly the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Study (“USGS”) identified eight states, including New Mexico, Oklahoma and Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction.

In addition, a number of lawsuits have been filed alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess the relationship between seismicity and the use of such wells. For example, the Texas Railroad Commission has previously published a rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the produced water or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well. The Texas Railroad Commission has used this authority to deny permits for waste disposal wells. In some instances, regulators may also order that disposal wells be shut in. In late 2021, the Texas Railroad Commission issued a notice to operators of disposal wells in the Midland area to reduce saltwater disposal well actions and provide certain data to the commission. Separately, in November 2021, New Mexico implemented protocols requiring operators to take various actions within a specified proximity of certain seismic activity, including a requirement to limit injection rates if a seismic event is of a certain magnitude. As a result of these developments, Desert Peak’s operators may be required to curtail operations or adjust development plans, which may adversely impact Desert Peak’s business.

Desert Peak’s operators will likely dispose of large volumes of produced water gathered from their drilling and production operations by injecting it into wells pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits will be issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict Desert Peak’s E&P operators’ ability to use hydraulic fracturing or dispose of produced water gathered from drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring them to shut down disposal wells, could have a material adverse effect on Desert Peak’s business, financial condition and results of operations.

As a result of judicial interpretation of the Relinquishment Act, certain of Desert Peak’s surface rights entitle it to receive a fixed, lease operating expense and capital cost-free percentage of any oil and natural gas produced from reserves underlying the property. If the Relinquishment Act were to be amended or repealed or Desert Peak was subject to an unfavorable ruling under the Relinquishment Act, Desert Peak may no longer be able to derive additional rights to production from its ownership of surface rights, which may have a material adverse effect on its results of operations and cash flows.

Under the Relinquishment Act of 1919, as amended (the “Relinquishment Act”), the State of Texas owns mineral rights in certain lands. As a result of judicial interpretation of the Relinquishment Act, the surface owner of such lands may act as an agent for the state in negotiating and executing mineral leases, and, if the state approves the lease terms, the applicable surface owner receives an interest in the resulting royalty interest. Approximately 9% of Desert Peak’s net royalty acres (“NRAs”) as of December 31, 2021 were from the rights it received in this manner. However, if the Relinquishment Act were to be amended or repealed or if Desert Peak were subject to an unfavorable ruling under the Relinquishment Act, Desert Peak may no longer be able to derive revenue from the corresponding mineral rights, which may have a material adverse effect on its results of operations and cash flows.

Restrictions on the ability of Desert Peak’s E&P operators to obtain water may have an adverse effect on Desert Peak’s financial condition, results of operations and cash flows.

Water is an essential component of crude oil, natural gas and NGL production during both the drilling and hydraulic fracturing processes. Over the past several years, parts of the country, and in particular Texas, have experienced extreme drought conditions. As a result of this severe drought, some local water districts have begun restricting the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supply. Such conditions may be exacerbated by climate change. If Desert Peak’s E&P operators are unable to obtain water to use in their operations from local sources, or if Desert Peak’s E&P operators are unable to effectively utilize flowback water, they may be unable to economically drill for or produce crude oil, natural gas and NGLs from Desert Peak’s properties, which could have an adverse effect on Desert Peak’s financial condition, results of operations and cash flows.

Desert Peak’s operations, and those of its E&P operators, are subject to a series of risks arising from climate change.

Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of carbon dioxide, methane and other “greenhouse gases” (“GHGs”). These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources.

In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, President Biden has highlighted addressing climate change as a priority of his administration and has issued several Executive Orders addressing climate change. Moreover, following the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the Clean Air Act (the “CAA”), the EPA has adopted regulations that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, and together with the U.S. Department of Transportation (the “DOT”), implementing GHG emissions limits on vehicles manufactured for operation in the United States. The regulation of methane from oil and gas facilities has been subject to uncertainty in recent years. In September 2020, the Trump Administration revised prior regulations to rescind certain methane standards and remove the transmission and storage segments from the source category for certain regulations. However, subsequently, the U.S. Congress approved, and President Biden signed into law, a resolution under the Congressional Review Act to repeal the September 2020 revisions to the methane standards, effectively reinstating the prior standards. Additionally, in November 2021, the EPA issued a proposed rule that, if finalized, would establish OOOO(b) new source and OOOO(c) first-time existing source standards of performance for methane and volatile organic compound emissions for oil and gas facilities. Operators of affected facilities will have to comply with specific standards of performance to include leak detection using optical gas imaging and subsequent repair requirement, and reduction of emissions by 95% through capture and control systems. The EPA plans to issue a supplemental proposal in 2022 containing additional requirements not included in the November 2021 proposed rule and anticipates the issuance of a final rule by the end of the year. We cannot predict the scope of any final methane regulatory requirements or the cost to comply with such requirements. However, given the long-term trend toward increasing regulation, future federal GHG regulations of the oil and gas industry remain a significant possibility.

Separately, various states and groups of states have adopted or are considering adopting legislation, regulation or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. For example, New Mexico has adopted regulations to restrict the venting or flaring of methane from both upstream and midstream operations. At the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit non-binding, individually-determined reduction goals known as Nationally Determined Contributions every five years after 2020. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below 2005 levels by 2030. Additionally, at the 26th Conference of the Parties to the United Nations Framework Convention on Climate Change (“COP26”) in Glasgow in November 2021, the United States and the European Union jointly announced the launch of a Global Methane Pledge, an initiative committing to a collective goal of reducing global methane emissions by at least 30% from 2020 levels by 2030, including “all feasible reductions” in the energy sector. The full impact of these actions cannot be predicted at this time.

Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates now in public office. On January 27, 2021, President Biden issued an Executive Order that calls for substantial action on climate change, including, among other things, the increased use of zero-emission vehicles by the federal government, the elimination of subsidies provided to the fossil fuel industry, and increased emphasis on climate-related risks across government agencies and economic sectors. The Biden Administration has also called for restrictions on leasing on federal land, including the Department of the Interior’s publication of a report recommending various changes to the federal leasing program, though many such changes would require Congressional action. Substantially all of Desert Peak’s interests are located on private lands, but Desert Peak cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. Other actions that could be pursued by the Biden Administration may include the imposition of more restrictive requirements for the establishment of pipeline infrastructure or the permitting of liquefied natural gas (“LNG”) export facilities, as well as more restrictive GHG emission limitations for oil and gas facilities. Litigation risks are also increasing as a number of entities have sought to bring suit against various oil and natural gas companies in state or federal court, alleging among other things, that such companies created public nuisances by producing fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts.

There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies may elect in the future to shift some or all of their investments into non-fossil fuel related sectors. Institutional lenders who provide financing to fossil fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. For example, at COP26, the Glasgow Financial Alliance for Net Zero (“GFANZ”) announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing, and/or underwriting activities to net zero emissions by

2050. There is also a risk that financial institutions will be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. In late 2020, the Federal Reserve announced that is has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Subsequently, in November 2021, the Federal Reserve issued a statement in support of the efforts of the Network for Greening the Financial System to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. Limitation of investments in and financing for fossil fuel energy companies could result in the restriction, delay or cancellation of drilling programs or development or production activities. Additionally, the SEC announced its intention to promulgate rules requiring climate disclosures. Although the form and substance of these requirements is not yet known, this may result in additional cots to comply with any such disclosure requirements.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise restrict the areas in which this sector may produce oil and natural gas or generate the GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for oil and natural gas, which could reduce the profitability of Desert Peak’s interests. Additionally, political, litigation and financial risks may result in Desert Peak’s oil and natural gas operators restricting or cancelling production activities, incurring liability for infrastructure damages as a result of climatic changes, or impairing their ability to continue to operate in an economic manner, which also could reduce the profitability of its interests. One or more of these developments could have a material adverse effect on Desert Peak’s business, financial condition and results of operation.

Climate change may also result in various physical risks, such as the increased frequency or intensity of extreme weather events or changes in meteorological and hydrological patterns, that could adversely impact our operations, as well as those of our operators and their supply chains. Such physical risks may result in damage to operators’ facilities or otherwise adversely impact their operations, such as if they become subject to water use curtailments in response to drought, or demand for their products, such as to the extent warmer winters reduce the demand for energy for heating purposes.

Increased attention to ESG matters and conservation measures may adversely impact Desert Peak’s business or the business of its operators.

Increasing attention to climate change, societal expectations on companies to address climate change, investor and societal expectations regarding voluntary ESG disclosures, and consumer demand for alternative forms of energy may result in increased costs, reduced demand for Desert Peak’s operators’ products (and thus in Desert Peak’s mineral interests), reduced profits, and increased investigations and litigation. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for oil and natural gas products and additional governmental investigations and private litigation against Desert Peak or its operators. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to Desert Peak’s causation of, or contribution to, the asserted damage, or to other mitigating factors.

Moreover, while Desert Peak may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with energy-related assets could lead to increased negative investor sentiment toward Desert Peak and its industry and to the diversion of investment to other industries, which could have a negative impact on Desert Peak’s or operators’ access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies based on climate change related concerns, which could affect Desert Peak’s or its operators’ access to capital for potential growth projects.

Desert Peak’s or its E&P operators’ results of operations may be materially impacted by efforts to transition to a lower-carbon economy.

Concerns over the risk of climate change have increased the focus by global, regional, national, state and local regulators on GHG emissions, including carbon dioxide emissions, and on transitioning to a lower-carbon future. A number of countries and states have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, prohibitions on the sales of new automobiles with internal combustion engines, and incentives or mandates for battery-powered automobiles and/or wind, solar or other forms of alternative energy. Compliance with changes in laws, regulations and obligations relating to climate change could result in increased costs of compliance for Desert Peak’s E&P operators or costs of consuming crude oil, natural gas and NGLs for such products, and thereby reduce demand, which could reduce the profitability of Desert Peak’s interests. For example, Desert Peak’s E&P operators may be required to install new emission controls, acquire allowances or pay taxes related to their greenhouse gas emissions, or otherwise incur costs to administer and manage a GHG emissions program. Additionally, Desert Peak or its operators could incur reputational risk tied to changing customer or community perceptions of its, its E&P operators’ or its E&P operators’ customers contribution to, or detraction from, the transition to a lower-carbon economy. These changing perceptions could lower demand for oil and gas products, resulting in lower prices and lower revenues as consumers avoid carbon-intensive industries, and could also pressure banks and investment managers to shift investments and reduce lending.

Separately, banks and other financial institutions, including investors, may decide to adopt policies that restrict or prohibit investment in, or otherwise funding, Desert Peak or its operators based on climate change-related concerns, which could affect its or its E&P operators’ access to capital for potential growth projects.

Approaches to climate change and transition to a lower-carbon economy, including government regulation, company policies, and consumer behavior, are continuously evolving. At this time, Desert Peak cannot predict how such approaches may develop or otherwise reasonably or reliably estimate their impact on its or its operators’ financial condition, results of operations and ability to compete. However, any long-term material adverse effect on the oil and gas industry may adversely affect Desert Peak’s financial condition, results of operations and cash flows.

Additional restrictions on drilling activities intended to protect certain species of wildlife may adversely affect Desert Peak’s E&P operators’ ability to conduct drilling activities.

In the United States, the Endangered Species Act (the “ESA”) restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act (the “MBTA”). To the extent species that are listed under the ESA or similar state laws, or are protected under the MBTA, live in the areas where Desert Peak’s E&P operators operate, Desert Peak’s E&P operators’ abilities to conduct or expand operations could be limited, or Desert Peak’s E&P operators could be forced to incur material additional costs. Moreover, Desert Peak’s E&P operators’ drilling activities may be delayed, restricted or precluded in protected habitat areas or during certain seasons, such as breeding and nesting seasons. For example, in June 2021, the U.S. Fish & Wildlife Service (the “FWS”) proposed to list two distinct population sections of the Lesser Prairie Chicken, including one in portions of the Permian Basin, under the ESA.

Recently, there have also been renewed calls to review protections currently in place for the dunes sagebrush lizard, whose habitat includes parts of the Permian Basin, and to reconsider listing the species under the ESA.

In addition, as a result of one or more settlements approved by the FWS, the agency was required to make a determination on the listing of numerous other species as endangered or threatened under the ESA by the end of the FWS’ 2017 fiscal year. The FWS did not meet that deadline, but continues to evaluate whether to take action with respect to those species. The designation of previously unidentified endangered or threatened species could cause Desert Peak’s E&P operators’ operations to become subject to operating restrictions or bans, and limit future development activity in affected areas. The FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state and private lands.

Risks Related to Desert Peak’s Financial and Debt Arrangements

Restrictions in Desert Peak’s current and future debt agreements and credit facilities could limit its growth and its ability to engage in certain activities.

KMF Land, LLC (“KMF Land”), an indirect subsidiary of Kimmeridge, entered into a $750 million revolving credit facility on September 26, 2019 (as amended, restated, amended and restated, or otherwise modified prior to October 8, 2021, the “original credit facility”), which Desert Peak amended and restated on October 8, 2021 (as so amended and restated, the “revolving credit facility”), to, among other things, provide for an increased borrowing base.

Desert Peak’s revolving credit facility is available for working capital, acquisitions and general company purposes and is secured by substantially all of the assets of KMF Land, its direct parent and its subsidiaries. Desert Peak’s revolving credit facility contains certain customary representations and warranties and various covenants and restrictive provisions that limit KMF Land’s, its direct parent’s and its subsidiaries’ ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends on, or redeem or repurchase, their equity interests, return capital to the holders of their equity interests, or make other distributions to holders of their equity interests;

•	enter into certain swap arrangements;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company;

•	transfer, sell or otherwise dispose of assets;

•	enter into certain other lines of business; and

•	repay or redeem certain debt.

Desert Peak’s revolving credit facility also contains covenants requiring KMF Land, its direct parent and its subsidiaries to maintain certain financial ratios or to reduce its indebtedness if they are unable to comply with such ratios. Their ability to meet those financial ratios and tests can be affected by events beyond Desert Peak’s control. These restrictions may also limit Desert Peak’s ability to obtain future financings to withstand a future downturn in its business or the economy in general, or to otherwise conduct necessary corporate activities. Desert Peak may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under its revolving credit facility impose on it.

A failure to comply with the provisions of Desert Peak’s revolving credit facility could result in an event of default, which could enable the lenders to declare, subject to the terms and conditions of Desert Peak’s revolving credit facility, any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of the debt is accelerated, cash flows from Desert Peak’s operations may be insufficient to repay such debt in full. Desert Peak’s revolving credit facility contains events of default customary for transactions of this nature, including the occurrence of a change of control. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Desert Peak—Liquidity and Capital Resources—Our Revolving Credit Facility.”

Any significant reduction in the borrowing base under Desert Peak’s revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact Desert Peak’s ability to fund its operations.

Desert Peak’s revolving credit facility limits the amounts Desert Peak can borrow up to a borrowing base amount, which the lenders, in their sole discretion, will unilaterally determine on a regular basis based in part upon projected revenues from the oil and natural gas properties securing the loans issued thereunder. If the borrowing base is reduced, Desert Peak may not have access to capital needed to fund its expenditures and it would be required to repay outstanding borrowings in excess of the borrowing base after applicable grace periods. Desert Peak may not have other collateral or the financial resources in the future to make mandatory principal prepayments required under its revolving credit facility, which could lead to a default.

Any significant contraction in the reserve-based lending syndication market may negatively impact Desert Peak’s ability to fund its operations.

Lending institutions have significantly curtailed reserved-based lending or entirely exited the reserve-based lending market. In the prevailing market, it may be difficult for the arrangers under Desert Peak’s revolving credit facility, or under any other potential future reserve-based credit facility, to obtain sufficient commitments for the borrowing base or to do so on terms favorable or acceptable to Desert Peak. Desert Peak has funded its operations since inception primarily through capital contributions and cash generated from operations, and it may finance acquisitions, and potentially other working capital needs, with borrowings under its revolving credit facility. Desert Peak intends to continue to make significant acquisitions to support its business growth. If the arrangers under Desert Peak’s revolving credit facility, or under any other potential future reserve-based credit facility, are unable to obtain sufficient commitments for the borrowing base, Desert Peak may not have sufficient funds to finance its operations and future growth. If adequate funds are not available, Desert Peak may be required to reduce expenditures, including curtailing its growth strategies or forgoing acquisitions.

In addition, during previous periods of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and during any future period of economic instability Desert Peak may not be able to obtain additional financing on commercially reasonable terms, if at all. If Desert Peak is unable to obtain adequate financing or financing on terms satisfactory to it, Desert Peak could experience a material adverse effect on its business, financial condition and results of operations.

Desert Peak’s debt levels may limit its flexibility to obtain additional financing and pursue other business opportunities.

Desert Peak’s existing and any future indebtedness could have important consequences to it, including:

•

its ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or such financing may not be available on terms acceptable to it;

•

covenants in its revolving credit facility require, and in any future credit and debt arrangement may require, KMF Land or Desert Peak to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	its access to the capital markets may be limited;

•	its borrowing costs may increase;

•

it will use a portion of its discretionary cash flows to make principal and interest payments on its indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and payment of dividends to its stockholders; and

•	its debt level will make Desert Peak more vulnerable than its competitors with less debt to competitive pressures or a downturn in its business or the economy generally.

Desert Peak’s ability to service its indebtedness will depend upon, among other things, Desert Peak’s future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond its control. If Desert Peak’s operating results are not sufficient to service its current or future indebtedness, Desert Peak will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital or bankruptcy protection. Desert Peak may not be able to effect any of these remedies on satisfactory terms or at all.

General Risk Factors

Increased costs of capital could adversely affect Desert Peak’s business.

Desert Peak’s business and ability to make acquisitions could be harmed by factors such as the availability, terms, and cost of capital, increases in interest rates or a reduction in its credit rating. Changes in any one or more of these factors could cause Desert Peak’s cost of doing business to increase, limit its access to capital, limit its ability to pursue acquisition opportunities, and place it at a competitive disadvantage. A significant reduction in the availability of capital could materially and adversely affect Desert Peak’s ability to achieve its planned growth and operating results.

Desert Peak may be involved in legal proceedings that could result in substantial liabilities.

Like many crude oil and natural gas companies, Desert Peak may from time to time be involved in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of its business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on Desert Peak because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in Desert Peak’s business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient. Judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.